As filed with the Securities and Exchange Commission on June 30, 2020

Registration Nos. 333-225478

333-161687

333-144298

033-62181

033-60479

033-83790

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-225478

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-161687

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-144298

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 033-62181

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 033-60479

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 033-83790

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TECH DATA CORPORATION

(Exact name of registrant as specified in its charter)

Florida	No. 59-1578329
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5350 Tech Data Drive

Clearwater, FL 33760

Telephone: (727)-539-7429

(Address, including zip code, and telephone number, including area code, of principal executive offices)

2018 Equity Incentive Plan of Tech Data Corporation

2009 Equity Incentive Plan of Tech Data Corporation

Amended and Restated 2000 Equity Incentive Plan of Tech Data Corporation

Tech Data Corporation Non-Employee Directors’ 1995 Non-Statutory Stock Option Plan

Tech Data Corporation 1995 Employee Stock Purchase Plan

1990 Incentive and Non-Statutory Stock Option Plan

(FULL TITLE OF THE PLAN)

Charles V. Dannewitz

Executive Vice President and Chief Financial Officer

Tech Data Corporation

5350 Tech Data Drive

Clearwater, FL 33760

(727) 539-7429

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Andrew J. Nussbaum, Esq.

DongJu Song, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to this registration statement.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed to remove from registration all unsold securities of Tech Data Corporation, a Florida corporation (the “Company” or the “Registrant”) registered under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-225478, filed on June 7, 2018, registering the offer and sale of 2,000,000 shares of Common Stock, $0.0015 par value per share, issuable under the 2018 Equity Incentive Plan of Tech Data Corporation

•

Registration Statement No. 333-161687, filed on September 2, 2009, registering the offer and sale of 4,000,000 shares of Common Stock, $0.0015 par value per share, issuable under the 2009 Equity Incentive Plan of Tech Data Corporation

•

Registration Statement No. 333-144298, filed on July 3, 2007, registering the offer and sale of 6,500,000 shares of Common Stock, $0.0015 par value per share, issuable under the Amended and Restated 2000 Equity Incentive Plan of Tech Data Corporation

•

Registration Statement No. 033-62181, filed on August 28, 1995, registering the offer and sale of 100,000 shares of Common Stock, $0.0015 par value per share, issuable under the Tech Data Corporation Non-Employee Directors’ 1995 Non-Statutory Stock Option Plan

•

Registration Statement No. 033-60479, filed on June 22, 1995, registering the offer and sale of 1,000,000 shares of Common Stock, $0.0015 par value per share, issuable under the Tech Data Corporation 1995 Employee Stock Purchase Plan

•

Registration Statement No. 033-83790, filed on September 8, 1994, registering the offer and sale of 4,250,000 shares of Common Stock, $0.0015 par value per share, issuable under the 1990 Incentive and Non-Statutory Stock Option Plan

Pursuant to an Agreement and Plan of Merger dated as of November 12, 2019, as amended on November 27, 2019 by Amendment No. 1 to the Agreement and Plan of Merger (the “Merger Agreement”) among Tiger Midco, LLC, a Delaware limited liability company (“Parent”), the Company and Tiger Merger Sub Co., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent. The Merger became effective on June 30, 2020 (the “Effective Time”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with the Company’s undertaking in each of the Registration Statements, the Company hereby removes from registration any securities registered under the Registration Statements that remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Clearwater, State of Florida, on June 30, 2020.

TECH DATA CORPORATION

By:	/s/ Charles V. Dannewitz
Name:	Charles V. Dannewitz
Title:	Executive Vice President, Chief Financial Officer

No other person is required to sign these Post-Effective Amendments, in reliance upon Rule 478(c) under the Securities Act of 1933, as amended.